Acknowledgement and Acceptance of Special Servicer

May 13, 2021

BY EMAIL

Wells Fargo Bank, National Association, as Trustee and Certificate Administrator 9062 Old Annapolis Road Columba, Maryland 21045-1951 Attention: Corporate Trust Services (CMBS) UBS 2018-C9

RE:	Acknowledgement and Acceptance of DreamWorks Campus Special Servicer;

UBS Commercial Mortgage Securitization Corp., Commercial Mortgage Pass-Through Certificates Series 2018-C9

Ladies and Gentlemen:

Reference is made to (i) that certain Pooling and Servicing Agreement (the “PSA”), dated as of March 1, 2018, between UBS Commercial Mortgage Securitization Corp., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, Rialto Capital Advisors, LLC, as Special Servicer, AEGON USA Realty Advisors, LLC, as DreamWorks Campus Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and Trustee and Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer, relating to the UBS Commercial Mortgage Securitization Corp., Commercial Mortgage Pass-Through Certificates Series 2018-C9 and (ii) that certain the Agreement Between Noteholders (the “Co-Lender Agreement”) dated as of November 20, 2017, by and among the holders of the respective promissory notes evidencing the DreamWorks Campus Whole Loan. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the PSA and the Co-Lender Agreement, as applicable.

Pursuant to Section 7.01(d) of the PSA and Section 7 of the Co-Lender Agreement, the undersigned hereby agrees with all the other parties to the PSA that the undersigned shall serve as DreamWorks Campus Special Servicer under, and as defined in, the PSA. The effective date (the “Effective Date”) of the appointment of the undersigned as DreamWorks Campus Special Servicer shall be the date hereof. The undersigned hereby assumes, as of the Effective Date, all of the responsibilities, duties and liabilities of the DreamWorks Campus Special Servicer under the PSA and the Co-Lender Agreement that arise on and after the Effective Date. The undersigned hereby makes, as of the date hereof, the representations and warranties set forth in Section 6.01(b) of the PSA mutatis mutandis with all references to “Agreement” in Section 6.01(b) of the PSA to include this Acknowledgement and Acceptance of Special Servicer in addition to the Agreement, with the following corrections with respect to type of entity and jurisdiction of organization: Situs Holdings, LLC is a duly formed limited liability company, validly existing in active status under the laws of the State of Delaware.  The undersigned further represents and warrants that it satisfies all of the eligibility requirements applicable to special servicers set forth in the PSA and the Co-Lender Agreement, including that it is a Qualified Replacement Special Servicer, and that all requirements and preconditions for the appointment of the undersigned as DreamWorks Campus Special Servicer have been satisfied.

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Acknowledgement and Acceptance of Special Servicer

Situs Holdings, LLC’s address for notices pursuant to Section 13.05 of the PSA is as follows:

Situs Holdings, LLC

101 Montgomery Street, Suite 2250

San Francisco, California 94104

Attention: Curt Spaugh

E-mail: curtspaugh@situsamc.com

with a copy to:

Situs Group, LLC

5065 Westheimer, Suite 700E

Houston, Texas 77056

Attention: Legal Department

E-mail: legal@situsamc.com

and

samnotice@situsamc.com.

Sincerely,

SITUS HOLDINGS, LLC

By: /s/ Adriana Boudreaux

Name: Adriana Boudreaux

Title: Deputy General Counsel

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